Rosenberg Rich
Baker Berman
& COMPANY
A PROFESSIONAL ASSOCIATION OF
CERTIFIED PUBLIC ACCOUNTANTS

380 Foothill Road • P.O. Box 6483 • Bridgewater, NJ 08807-0483
Phone: 908-231-1000 • FAX: 908-231-6894
Website: www.rrbb.com • E-Mail: info@rrbb.com

March 19, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Life Nutrition Products, Inc.

We have read Item 4 of Form 8-K dated March 19, 2009 of Life Nutrition Products, Inc. and are in agreement with the statements which state that there were no disagreements between Rosenberg Rich Baker Berman & Company and the registrant on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure.

We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

Rosenberg Rich Baker Berman & Company